Exhibit 99.1

STEINWAY MUSICAL INSTRUMENTS, INC.

For Immediate Release:

Steinway Reports 2nd Quarter 2004 Results

EPS $0.33 vs. $0.24

WALTHAM, MA - August 5, 2004 – Steinway Musical Instruments, Inc. (NYSE: LVB), one of the world’s leading manufacturers of musical instruments, today announced results for the quarter ended June 30, 2004.  Net sales increased 7% to $84 million and operating profit jumped 24%.  For the second quarter, the Company posted EPS of $0.33, an increase of 38% over the prior year period.

Year to date, sales increased 8%, to $174 million, and gross margins improved from 27.1% to 28.9%.  Net income more than doubled to $6 million and EPS was $0.72 compared to $0.32 in 2003.  For the six-month period, exchange rates had a nominal impact on earnings and positively impacted revenue by just under $4 million.  The Company ended the quarter with a cash balance of $30 million.

Piano Operations

Second quarter piano sales increased 9% over the prior year period.  Unit shipments of Steinway grand pianos rose 6% while increased demand both in the U.S. and overseas led to a 12% increase in shipments of the Company’s mid-priced lines.  Gross margins increased from 33.1% to 34.5% on favorable product mix and improved production efficiencies.

For the first six months, piano sales increased 17%, to $91 million from $77 million.  Unit sales of Steinway grand pianos and Boston pianos both rose 13%.  Improved retail sales, manufacturing productivity and favorable product mix contributed to an increase in gross margins from 33.0% to 34.4% for the six-month period.

Band Operations

Second quarter sales of band and orchestral instruments rose 6%, to $39 million.  Unit shipments of brasswind & woodwind instruments rose 5% and shipments of percussion instruments more than doubled over the prior year period.  Gross margins fell from 24.6% to 23.0% as the Company continued to sell through higher cost inventory produced in 2003.  In addition, more dealers took advantage of cash discounts in the second quarter, negatively impacting gross margins.

For the first six months, sales were $83 million, consistent with prior year.  In 2003, an unfavorable labor situation negatively impacted band gross margins.  This period’s more favorable labor environment, coupled with an increase in sales of higher margin imported student instruments, improved year to date gross margins from 21.6% to 22.8%.

Comments

CEO Dana Messina remarked, “We are pleased with our second quarter performance.  Piano sales remain strong, particularly in Europe and Asia.  Also, the U.S. economic environment seems to be improving.  To meet demand, we operated our New York piano factory an additional ten days this quarter as compared to the second quarter of 2003.”

Turning to band operations, Messina said, “We’re thrilled to have posted a 6% sales increase at our band division this quarter.  Orders for our outsourced instruments have been strong, product quality is meeting our expectations and delivery times have greatly improved.  For our domestically manufactured instruments, we are on track to see margin improvement toward the end of the year, after we sell through the inventory produced in 2003.”

For 2004, in addition to the $0.10 of costs already incurred for recent plant closures, the Company expects to incur approximately $0.10 of purchase accounting charges associated with the acquisition of G. Leblanc Corporation in the second half of the year.  As a result, management currently expects annual earnings of at least $1.80 per share on a GAAP basis.

10-Q Filing and Conference Call

Additional information and further discussion and analysis of Steinway’s second quarter results is included in the Company’s Quarterly Report on Form 10-Q filed today with the SEC.  Management will also be discussing the Company’s results and outlook for the remainder of 2004 on a conference call today beginning at 5:30 p.m. EDT.  The 10-Q, a live web cast of the call, and an archived version of the call will be available to all interested parties on the Company’s web site, www.steinwaymusical.com.

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments.  Its notable products include Steinway & Sons pianos, Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, King trombones, and Ludwig snare drums.

Non-GAAP Financial Measures Used by Steinway Musical Instruments

The Company uses the non-GAAP measurement EBITDA, which it defines as earnings before net interest expense, income taxes, depreciation and amortization, adjusted to exclude non-recurring, infrequent or unusual items.  The Company uses EBITDA because it is useful to management and investors as a measure of the Company’s core operating performance.  The Company also believes EBITDA is helpful in determining the Company’s ability to meet future debt service, capital expenditures and working capital requirements.  In addition, certain of the Company’s debt covenants are based upon EBITDA calculations and the Company uses EBITDA as the basis for determining bonuses for its managers.  However, EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with GAAP.

The Company has provided other non-GAAP measurements which present operating results on a basis excluding certain non-comparable items.  The Company has provided Adjusted financial information because management uses it to better understand the Company’s core operating performance on a going forward basis.  This Adjusted information also provides meaningful comparisons of performance between periods.  However, there are limitations in the use of such information because the Company’s actual results do include the impact of these Adjustments.  The non-GAAP measures are intended only as a supplement to the comparable GAAP measures.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events.  The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release.  These risk factors include the following: changes in general economic conditions; recent geopolitical events; increased competition; work stoppages and slowdowns; exchange rate fluctuations; variations in the mix of products sold; market acceptance of new band instrument product and distribution strategies; ability of suppliers to meet demand; fluctuations in effective tax rates resulting from shifts in sources of income; and the ability to successfully integrate and operate acquired businesses.  Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:	Julie A. Theriault
Telephone: 781-894-9770
E-mail: ir@steinwaymusical.com

STEINWAY MUSICAL INSTRUMENTS, INC.

Condensed Consolidated Statements of Income

(In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended		Six Months Ended
	6/30/2004	6/28/2003	6/30/2004	6/28/2003
Net sales	$83,688	$78,035	$173,749	$160,544
Cost of sales	59,285	55,322	123,621	116,999
Gross profit	24,403	22,713	50,128	43,545
	29.2%	29.1%	28.9%	27.1%

Operating expenses	17,190	16,903	34,817	34,331
Income from operations	7,213	5,810	15,311	9,214
Interest expense, net	3,423	3,007	6,564	5,979
Other (income), net	(734)	(712)	(1,346)	(1,333)
Income before taxes	4,524	3,515	10,093	4,568
Provision for income taxes	1,810	1,355	4,035	1,725
Net income	$2,714	$2,160	$6,058	$2,843

Earnings per share - basic	$0.34	$0.24	$0.75	$0.32
Earnings per share - diluted	$0.33	$0.24	$0.72	$0.32

Weighted average common shares - basic	7,957	8,906	8,084	8,906
Weighted average common shares - diluted	8,341	8,906	8,437	8,906

Condensed Consolidated Balance Sheets

	6/30/2004	6/28/2003	12/31/2003
Cash	$30,323	$7,727	$42,283
Receivables, net	84,653	89,339	76,403
Inventories	159,384	160,314	152,029
Other current assets	17,661	14,794	17,555
Total current assets	292,021	272,174	288,270

Property, plant and equipment, net	96,864	101,269	98,937
Other assets	61,284	54,500	58,458
Total assets	$450,169	$427,943	$445,665

Notes payable and current portion of long-term debt	$10,501	$8,307	$10,638
Other current liabilities	49,798	43,887	50,666
Total current liabilities	60,299	52,194	61,304

Long-term debt	213,312	189,311	185,964
Other liabilities	45,282	49,502	45,762
Stockholders’ equity	131,276	136,936	152,635
Total liabilities and stockholders’ equity	$450,169	$427,943	$445,665

STEINWAY MUSICAL INSTRUMENTS, INC.

Reconciliation of GAAP Earnings to Adjusted Earnings

(In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended 6/30/04				Three Months Ended 6/28/03
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
Net sales	$83,688	$—		$83,688	$78,035	$—		$78,035
Cost of sales	59,285	(32	)(1)	59,253	55,322	(400	)(3)	54,922

Gross profit	24,403	32		24,435	22,713	400		23,113
	29.2%			29.2%	29.1%			29.6%

Operating expenses	17,190	—		17,190	16,903	—		16,903

Income from operations	7,213	32		7,245	5,810	400		6,210

Interest expense, net	3,423	—		3,423	3,007	—		3,007
Other (income), net	(734)	—		(734)	(712)	—		(712)

Income before taxes	4,524	32		4,556	3,515	400		3,915

Provision for income taxes	1,810	13	(2)	1,823	1,355	154	(2)	1,509

Net income	$2,714	$19		$2,733	$2,160	$246		$2,406

Earnings per share:
Basic	$0.34			$0.34	$0.24			$0.27
Diluted	$0.33			$0.33	$0.24			$0.27

Weighted average common shares:
Basic	7,957			7,957	8,906			8,906
Diluted	8,341			8,341	8,906			8,906

Notes to Reconciliation of GAAP Earnings to Adjusted Earnings

(1)                                  Reflects employee severance costs associated with plant closures.

(2)                                  Reflects the tax effect of Adjustments at the Company’s effective rate for the period.

(3)                                  Reflects impact of labor strikes

STEINWAY MUSICAL INSTRUMENTS, INC.

Reconciliation of GAAP Earnings to Adjusted Earnings

(In Thousands, Except Per Share Data)

(Unaudited)

	Six Months Ended 6/30/04				Six Months Ended 6/28/03
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
Net sales	$173,749	$—		$173,749	$160,544	$—		$160,544
Cost of sales	123,621	(1,444	)(1)	122,177	116,999	(3,161	)(4)	113,838

Gross profit	50,128	1,444		51,572	43,545	3,161		46,706
	28.9%			29.7%	27.1%			29.1%

Operating expenses	34,817	76	(2)	34,893	34,331	—		34,331

Income from operations	15,311	1,368		16,679	9,214	3,161		12,375

Interest expense, net	6,564	—		6,564	5,979	—		5,979
Other (income), net	(1,346)	—		(1,346)	(1,333)	—		(1,333)

Income before taxes	10,093	1,368		11,461	4,568	3,161		7,729

Provision for income taxes	4,035	547	(3)	4,582	1,725	1,194	(3)	2,919

Net income	$6,058	$821		$6,879	$2,843	$1,967		$4,810

Earnings per share:
Basic	$0.75			$0.85	$0.32			$0.54
Diluted	$0.72			$0.82	$0.32			$0.54

Weighted average common shares:
Basic	8,084			8,084	8,906			8,906
Diluted	8,437			8,437	8,906			8,906

Notes to Reconciliation of GAAP Earnings to Adjusted Earnings

(1)                                  Reflects employee severance costs associated with plant closures.

(2)                                  Reflects gain on sale of equipment associated with plant closures.

(3)                                  Reflects the tax effect of Adjustments at the Company’s effective rate for the period.

(4)                                  Reflects $1,903 paid in accordance with the terms of expired labor contracts and $1,258 impact of labor strikes.

STEINWAY MUSICAL INSTRUMENTS, INC.

Reconciliation from Cash Flows from Operating Activities to EBITDA

(In Thousands)

(Unaudited)

	Three Months Ended
	6/30/2004	6/28/2003
Cash flows from operating activities	$(11,702)	$(4,802)
Changes in operating assets and liabilities	16,838	9,677
Income taxes, net of deferred tax benefit	1,901	1,484
Net interest expense	3,423	3,007
Other	122	(116)
Non-recurring, infrequent or unusual cash charges	32	400
EBITDA	$10,614	$9,650

	Six Months Ended
	6/30/2004	6/28/2003
Cash flows from operating activities	$(10,717)	$(6,789)
Changes in operating assets and liabilities	21,657	15,105
Income taxes, net of deferred tax benefit	4,253	1,977
Net interest expense	6,564	5,979
Other	238	(179)
Non-recurring, infrequent or unusual cash charges	1,368	3,161
EBITDA	$23,363	$19,254